Exhibit 23

                        CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statements of General DataComm Industries, Inc. and Subsidiaries on Form S-8 (File Nos. 2-83701, 2-92929, 33-21027, 33-36351, 33-37266, 33-43050, 33-53150, 33-62716,
33-53201 and 33-59573) and on Form S-3 (File No. 33-54417) of our report, which includes an explanatory paragraph for certain accounting changes, dated October 21, 1996 on our audits of the consolidated financial statements and financial statement schedule of General DataComm Industries, Inc. and Subsidiaries as of September 30, 1996 and 1995 and for the years ended September 30, 1996, 1995 and 1994, which report is included in this Annual Report on Form 10-K.




Coopers & Lybrand L.L.P.
Stamford, Connecticut
December 20, 1996